EXHIBIT 99.1

CMS ENERGY AND GOVERNMENT OF VENEZUELA
SIGN MEMORANDUM OF UNDERSTANDING ON SALE
OF VENEZUELAN ELECTRIC UTILITY AND RELATED ASSETS

JACKSON, Mich., Feb. 13, 2007 – CMS Energy and the Bolivarian Republic of Venezuela signed today a memorandum of understanding for the sale of the company’s interest in Sistema Electrico de Nueva Esparta, C.A. (SENECA), including its 88 percent stake, certain associated generating equipment and other assets for $105.5 million.

The memorandum of understanding is expected to lead to sale closing by March 31, 2007. Among other necessary conditions to closing, the sale is contingent upon the negotiation and execution of a definitive purchase sale agreement, completion of satisfactory due diligence by the government, and approval by CMS Energy’s Board of Directors.

SENECA is a private electric utility that serves the state of Nueva Esparta in Venezuela through a concession agreement with the government of Venezuela. SENECA provides electric service to about 120,000 customers on Margarita and Coche islands off the northern coast of Venezuela. It owns and operates generating units with a capacity of 240 megawatts. CMS Energy purchased a controlling interest in SENECA in 1998. It is CMS Energy’s sole business in Venezuela.

CMS Energy (NYSE: CMS) is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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This news release contains “forward-looking statements” as defined in Rule 3b-6 of the Securities Exchange Act of 1934, as amended, Rule 175 of the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements are subject to risks and uncertainties. They should be read in conjunction with “Forward-Looking Statements and Risk Factors” found in the Management Discussion and Analysis sections of CMS Energy’s and Consumers Energy’s Forms 10-Q for the quarter ended Sept. 30, 2006 (CMS Energy’s and Consumers Energy’s “Forward-Looking Statements and Risk Factors” sections are both incorporated herein by reference), that discuss important factors that could cause CMS Energy’s and Consumers Energy’s results to differ materially from those anticipated in such statements.

For more information on CMS Energy, please visit our web site at: www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590